                                                                 Exhibit (e)(1)

                          AGREEMENT AND PLAN OF MERGER
                                    between
                  TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
                                      and
                       TRANSPORTATION ACQUISITION I CORP.
                          Dated as of January 28, 2000











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                               TABLE OF CONTENTS

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                                     ARTICLE I

                                     THE OFFER

Section 1.01  The Offer...................................................       5

Section 1.02  Company Actions.............................................       7

Section 1.03  Boards of Directors; Committees; Section 14(f)..............       8

Section 1.04  Option to Acquire Additional Shares.........................       8

                                     ARTICLE II

                                     THE MERGER

Section 2.01  The Merger..................................................       9

Section 2.02  Closing.....................................................       9

Section 2.03  Effective Time..............................................       9

Section 2.04  Effects of the Merger.......................................       9

Section 2.05  Certificate of Incorporation and By-Laws....................       9

Section 2.06  Directors...................................................       9

Section 2.07  Officers....................................................       9

Section 2.08  Stockholders Meeting........................................      10

Section 2.09  Merger Without Meeting of Stockholders......................      10

                                    ARTICLE III

                              CONVERSION OF SECURITIES

Section 3.01  Conversion of Shares........................................      10

Section 3.02  Company Options.............................................      11

Section 3.03  Dissenting Shares...........................................      11

Section 3.04  Exchange of Shares..........................................      12

                                     ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01  Organization and Qualification; Subsidiaries................      13

Section 4.02  Capitalization of the Company...............................      14

Section 4.03  Authorization...............................................      14

Section 4.04  Non-Contravention...........................................      14

Section 4.05  Compliance with Applicable Laws.............................      15

Section 4.06  SEC Reports.................................................      15

Section 4.07  Absence of Certain Changes..................................      15

Section 4.08  Litigation..................................................      15

Section 4.09  Company Information.........................................      15

Section 4.10  Brokers and Finders.........................................      16

Section 4.11  Opinion of Financial Advisor................................      16
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Section 4.12  Takeover Statutes...........................................      16

Section 4.13  Rights Agreement............................................      16

                                     ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUISITION

Section 5.01  Organization................................................      16

Section 5.02  Capitalization..............................................      16

Section 5.03  Authorization...............................................      16

Section 5.04  Proxy Statement; Schedule 14D-9; Schedule TO................      17

Section 5.05  Financing...................................................      17

Section 5.06  No Prior Activities. .......................................      17

Section 5.07  Brokers and Finders.........................................      17

Section 5.08  Governmental Approvals. ....................................      17

Section 5.09  Non-Contravention...........................................      18

Section 5.10  Calculation of EBITDA.......................................      18

                                     ARTICLE VI

                                     COVENANTS

Section 6.01  Conduct of Business of the Company..........................      18

Section 6.02  No Solicitation.............................................      19

Section 6.03  Access to Information. .....................................      20

Section 6.04  Reasonable Best Efforts.....................................      20

Section 6.05  Consents. ..................................................      21

Section 6.06  Public Announcements. ......................................      21

Section 6.07  Indemnification and Insurance...............................      21

Section 6.08  Notification of Certain Matters. ...........................      21

Section 6.09  Matters Relating to the Commitment Letters. ................      21

                                    ARTICLE VII

                      CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01  Conditions to Each Party's Obligation to Effect the
                Merger. ..................................................      22

                                    ARTICLE VIII

                           TERMINATION; AMENDMENT; WAIVER

Section 8.01  Termination.................................................      22

Section 8.02  Effect of Termination.......................................      23

Section 8.03  Fees and Expenses...........................................      23

Section 8.04  Amendment...................................................      24

Section 8.05  Extension; Waiver...........................................      24
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                                     ARTICLE IX

                                   MISCELLANEOUS

Section 9.01  Nonsurvival of Representations and Warranties...............      25

Section 9.02  Entire Agreement; Assignment................................      25

Section 9.03  Validity....................................................      25

Section 9.04  Notices.....................................................      25

Section 9.05  Governing Law...............................................      26

Section 9.06  Descriptive Headings........................................      26

Section 9.07  Parties in Interest.........................................      26

Section 9.08  Counterparts................................................      26

Section 9.09  Specific Performance........................................      26
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
                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 28, 2000, between TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation (the "Company"), and TRANSPORTATION ACQUISITION I CORP., a Delaware corporation ("Acquisition").

    WHEREAS, the Boards of Directors of the Company and Acquisition have determined that it is advisable and in the best interests of their respective stockholders for Acquisition to acquire the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such acquisition, Acquisition has agreed to commence a tender offer (the "Purchaser Offer") to purchase for cash shares of common stock, par value $0.01 per share, of the Company, together with the associated rights attached thereto (the "Rights") issued pursuant to the Rights Agreement, dated as of October 4, 1995 (the "Rights Agreement"), between the Company and BancBoston State Street Investor Services, L.P., as Rights Agent (collectively, the "Shares"), at a price of $21.50 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Per Share Amount"), upon the terms and subject to the conditions of this Agreement and the Purchaser Offer;

    WHEREAS, the Company has agreed to simultaneously make an offer to acquire Shares (the "Company Offer," and together with the Purchaser Offer, the "Offer") for the Per Share Amount, upon the terms and subject to the conditions of this Agreement and the Company Offer;

    WHEREAS, the Purchaser Offer and the Company Offer shall together be an offer to acquire all of the issued and outstanding Shares;

    WHEREAS, the Board of Directors of the Company (the "Board"), acting upon the unanimous recommendation of a special committee of the Board comprised entirely of independent directors (the "Special Committee"), and the Board of Directors of Acquisition have each approved the making of the Offer, and the Board has determined to recommend that stockholders of the Company tender their Shares pursuant to the Offer;

    WHEREAS, it is further proposed that following the consummation of the Offer, Acquisition will merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

    WHEREAS, the Board of Directors of the Company (the "Board"), acting upon the unanimous recommendation of the Special Committee, (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders (other than Acquisition, the Participants (as defined below) and their respective affiliates), (ii) has approved the Merger, the Offer, this Agreement and the other transactions contemplated hereby and (iii) recommends that the Company's stockholders approve this Agreement and the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE OFFER

    Section 1.01 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A or Annex B hereto shall have occurred or be existing, as promptly as practicable, but in no event later than five business days following the public announcement of the execution of this Agreement, Acquisition and the Company shall jointly commence the Offer. Upon the terms and subject to the prior satisfaction or waiver of the conditions of

                                      5
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the Offer, Acquisition and the Company shall accept for payment and pay for
Shares which have been validly tendered and not withdrawn as soon as practicable after the expiration of the Offer.

    (b) The obligations of Acquisition to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex A hereto and the obligation of the Company to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex B hereto.

    (c) Subject to the requirements of applicable law, Acquisition may waive the conditions set forth in Annex A in its sole discretion; PROVIDED, HOWEVER, that without the prior written consent of the Company, Acquisition will not
(i) decrease the Per Share Amount or the number of Shares sought in the Purchaser Offer, (ii) change the form of consideration to be paid in the Purchaser Offer, (iii) amend or waive the Minimum Condition (as defined Annex A hereto) or impose any additional conditions on the Purchaser Offer other than the conditions set forth in Annex A, (iv) amend any other term of the Purchaser Offer in any manner adverse to the holders of Shares or (v) extend the expiration date of the Purchaser Offer beyond April 30, 2000.

    (d) Subject to the requirements of applicable law, the Company may waive the conditions set forth in Annex B in its sole discretion; PROVIDED, HOWEVER, that without prior written consent of Acquisition, the Company will not (i) decrease the Per Share Amount or the number of Shares sought in the Company Offer,
(ii) change the form of consideration to be paid in the Company Offer,
(iii) amend or waive the Minimum Condition or impose any additional conditions on the Company Offer other than the conditions set forth in Annex B, (iv) amend any other term of the Company Offer in any manner adverse to Acquisition or
(v) extend the expiration date of the Company Offer beyond April 30, 2000.

    (e) Notwithstanding the foregoing, but subject in all events to
Section 8.01, Acquisition may, without the consent of the Company, extend the Purchaser Offer at any time, and from time to time (and at the direction of Acquisition, the Company shall accordingly extend the Company Offer), (i) if at the then scheduled expiration date of the Offer any of the conditions to the obligations of Acquisition and the Company to accept Shares for payment (other than the Minimum Condition, as to which Acquisition may extend the Purchaser Offer up to 10 business days) shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer.

    (f) Notwithstanding the foregoing, Acquisition may, without the consent of the Company (and at the direction of Acquisition and provided that the representation set forth in Section 5.05 shall remain true and correct, the Company shall), increase the Per Share Amount and extend the Offer to the extent required by applicable law in connection with any such increase.

    (g) As soon as practicable following the commencement of the Offer, the Company shall commence a tender offer and consent solicitation for all of its outstanding 11.75% Senior Subordinated Notes due 2005 and 11.75% Series C Senior Subordinated Notes due 2005 (the "Debt Tender Offer"). The Debt Tender Offer shall be made by means of an offer to purchase and consent solicitation on the terms set forth in Annex C to this Agreement.

    (h) As soon as practicable on the date the Offer is commenced, with respect to the Offer (i) the parties hereto, together with such other persons as shall be required to be included as parties to such filing, shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with any amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO shall contain or incorporate by reference an offer to purchase and a form of letter of transmittal and any other documents related to the Offer (the Schedule TO, the offer to purchase and such other documents, together with any amendments and supplements thereto, are collectively referred to herein as the "Offer Documents"). The Offer Documents shall comply in all

                                      6
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material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company or Acquisition with respect to information supplied by the other party in writing for inclusion in the Offer Documents. Each of the parties hereto shall take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the parties hereto shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the parties hereto and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, each of the parties hereto shall provide to the other party and its counsel in writing any comments or other communications that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

    Section 1.02 COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that its Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company's stockholders (other than Acquisition, the Participants or their respective Affiliates), (ii) duly approved the adoption of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of prior approval contained in
Section 203(a)(1) of the DGCL, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder and approve this Agreement and the Merger PROVIDED, HOWEVER, that such recommendation may be withdrawn or modified to the extent that the Special Committee determines in good faith that such action is required in order to comply with its fiduciary duties after receiving advice to such effect from its special counsel and
(iv) resolved to amend the Rights Agreement as contemplated herein.

    (b) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in
Section 1.02(a)(iii) of this Agreement and to disseminate the Schedule 14D-9 to the Company's stockholders, together with the Offer Documents, promptly after the commencement of the Offer. Each of the parties hereto agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Acquisition shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company shall provide Acquisition and its counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

    (c) In connection with the Offer, if requested by Acquisition, the Company shall promptly furnish Acquisition with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Acquisition with such additional information and such other assistance as Acquisition or its agents

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
may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Acquisition and their affiliates and agents shall hold in confidence the information contained in any of such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall, upon request of the Company, deliver or cause to be delivered to the Company all copies of such information and any extracts or summaries of such information then in their possession.

    Section 1.03  BOARDS OF DIRECTORS; COMMITTEES;
SECTION 14(F). (a) Promptly after the purchase of and payment pursuant to the Offer of such number of Shares that satisfies the Minimum Condition, Acquisition shall be entitled to designate for election to the Board such number of persons as will cause a majority of directors of the Company to consist of persons designated by Acquisition, and the Company shall, upon written request by Acquisition, promptly, at the Company's election, either increase the size of the Board or take such other actions as may be necessary so as to include on, and cause to be elected to the Board, the individual or individuals designated by Acquisition.

    (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 mailed to the Company's stockholders promptly after the commencement of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Acquisition will supply to the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

    (c) Following the election or appointment of Acquisition's designees pursuant to this Section 1.03 and prior to the Effective Time (as hereinafter defined), any amendment or termination of this Agreement, extension of the time for the performance of any of the obligations or other acts of Acquisition, waiver of any of the Company's rights hereunder, action in connection with this Agreement required to be taken by the Board of Directors of the Company, amendment to the Company's Certificate of Incorporation, Bylaws or Rights Agreement, or action that would be reasonably likely to adversely affect the interests of stockholders of the Company (other than Acquisition, the Participants or their respective affiliates) in any material respect, shall require the concurrence of a majority of the directors of the Company then in office who are neither designated by Acquisition nor employees of the Company.

    Section 1.04 OPTION TO ACQUIRE ADDITIONAL SHARES. (a) The Company hereby grants to Acquisition an irrevocable option (the "Option") to purchase up to that number of newly issued Shares (the "Option Shares") equal to the number of Shares, that when added to the number Shares owned by Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Per Share Amount; PROVIDED, HOWEVER, that the number of Option Shares shall not exceed that number equal to 19.9% of the Shares outstanding on the date of this Agreement.

    (b) The Option may be exercised by Acquisition at any time at or after the acceptance for payment by Acquisition of Shares pursuant to the Offer in accordance with the terms of this Agreement. In the event Acquisition wishes to exercise the Option, Acquisition shall give written notice (the "Notice") of its exercise of the Option specifying the number of Shares that are or will be owned by Acquisition and its affiliates immediately following consummation of the Offer and a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as possible following receipt of the Notice, deliver written notice to Acquisition specifying the number of Option Shares.

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
    (c) At the closing of the purchase of the Option Shares, (i) the Company will deliver to Acquisition a certificate or certificates representing the number of Option Shares so purchased and (ii) Acquisition will make payment to the Company of the aggregate price for the Option Shares being purchased, as stated in the Notice, by check or wire transfer in an amount equal to the product of (x) the Per Share Amount and (y) the total number of Option Shares delivered at the closing. The Company shall pay all expenses, and any and all United States Federal, state and 1ocal taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.04.

                                   ARTICLE II
                                   THE MERGER

    Section 2.01 THE MERGER. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

    Section 2.02 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at 4 Times Square, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), unless another date or place is agreed to in writing by the parties thereto.

    Section 2.03 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to become effective by the filing with the Secretary of State of Delaware of a certificate of merger or other appropriate documents executed in accordance with the relevant provisions of the DGCL, and shall take all such other and further actions as may be required by applicable law to make the Merger effective. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    Section 2.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 2.05 CERTIFICATE OF INCORPORATION AND BY-LAWS. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated in its entirety to read in the form of the certificate of incorporation of Acquisition as in effect immediately prior to the Effective Time and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law and (ii) the by-laws of the Company shall be amended and restated in their entirety to read in the form of the by-laws of Acquisition as in effect immediately prior to the Effective Time, and such amended and restated by-laws shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    Section 2.06 DIRECTORS. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation from the Effective Time until their respective successors are duly elected or appointed and qualified.

    Section 2.07 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation from the Effective Time until their respective successors are duly elected and appointed and qualified.

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    Section 2.08  STOCKHOLDERS MEETING.  If required by applicable law to consummate the Merger, the Company, acting through its Board, shall, in accordance with and to the extent permitted by applicable law:

        (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") as soon as practicable following the expiration or termination of the Offer for the purpose of considering and taking action upon this Agreement;

        (b) subject to its fiduciary duties under applicable law as advised by special counsel to the Special Committee, include in the Proxy Statement (as defined herein) the recommendation of the Special Committee and the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger; and

        (c) prepare and file with the SEC a preliminary proxy or information statement relating to this Agreement and the Merger and use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Acquisition, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement or information statement and cause a definitive proxy or information statement relating to this Agreement and the Merger (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer.

    Acquisition shall provide the Company with the information concerning it and the transactions contemplated by the Commitment Letters required to be included in the Proxy Statement and shall promptly correct any information provided by it to the Company for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. At the Stockholders Meeting, Acquisition will vote, or cause to be voted, all Shares owned by it in favor of this Agreement and the transactions contemplated hereby.

    Section 2.09 MERGER WITHOUT MEETING OF STOCKHOLDERS. In the event that Acquisition or any of its subsidiaries shall acquire at least 90 percent of the outstanding Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the Stockholders Meeting, in accordance with Section 253 of the DGCL.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

    Section 3.01 CONVERSION OF SHARES. (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury, (ii) Shares held, directly or indirectly, by Acquisition, or by a Participant and (iii) Dissenting Shares (as defined in Section 3.03(a)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, upon the surrender of the certificate formerly representing such Share, cash in an amount equal to the Per Share Amount. The Per Share Amount shall not accrue interest.

    (b) Each Share held in the treasury of the Company and each Share held by Acquisition or any wholly owned subsidiary of Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto. Each Share held by a Participant shall be converted into the right to retain one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (a "Retained Share") or the right to receive the Per Share Amount, as agreed to between the Participant and Acquisition. For purposes of this Agreement, a "Participant" shall mean any individual designated as a Participant by Acquisition prior to the Effective Time. The Company acknowledges that the consummation of the Merger shall constitute a "Change in Control" for purposes of the shares of restricted stock of the Company granted to the Participants and that such Shares shall be treated as Shares for purposes of this Agreement.

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    (c) Each Share to be converted into the right to receive either the Per
Share Amount pursuant to Section 3.01(a) hereof or the Retained Shares pursuant to Section 3.01(b) hereof, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount or the Retained Shares, as the case may be, therefor upon the surrender of such certificate in accordance with Section 3.04 hereof.

    (d) Each share of Acquisition common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a Retained Share. Each share of Acquisition preferred stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to one share of preferred stock, par value $0.01 per share, of the Surviving Corporation.

    Section 3.02 COMPANY OPTIONS. (a) Except as provided in Section 3.02(b) hereof and unless otherwise agreed to by the holder of an outstanding option to purchase Shares or other similar interest (collectively, the "Options") granted under any of the Company's stock option plans or under any other plan or arrangement (the "Option Plans"), the Company shall take all actions necessary and appropriate to provide that, upon the Effective Time, each Option, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Option shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Per Share Amount over the per Share exercise price thereof and (ii) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The Company shall take all such steps as may be required to cause the transactions contemplated by this Section 3.02 and any other dispositions of its equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

    (b) Notwithstanding the foregoing, at the Effective Time, to the extent agreed to by Acquisition and the applicable holder thereof, each outstanding Option held by a Participant, whether or not then exercisable or vested (collectively, the "Retained Options"), shall, as of the Effective Time, continue to represent an option to acquire shares of common stock of the Surviving Corporation on the terms agreed to by Acquisition and such Participant.

    (c) Prior to the Effective Time, the Company shall amend the terms of its Option Plans as is necessary to give effect to the provisions of this
Section 3.02.

    Section 3.03 DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, each Share which is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Per Share Amount, but such stockholders shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Shares held by a stockholder who shall thereafter withdraw such demand for appraisal of such Shares or lose the right to such payment as provided in Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Amount, without any interest thereon.

    (b) The Company shall give Acquisition (i) prompt notice of any written demands under Section 262 of the DGCL with respect to any Shares, any withdrawal of any such demand, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 of the DGCL with respect to any shares of capital stock of the Company. The Company shall cooperate with Acquisition concerning, and shall not, except with the prior written consent of Acquisition, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

    Section 3.04 EXCHANGE OF SHARES. (a) Prior to the Effective Time, Acquisition shall designate a bank or trust company reasonably acceptable to the Special Committee to act as paying agent (the "Paying Agent") for purposes of making cash payments contemplated hereby. As soon as practicable following the Effective Time, Acquisition shall deposit or cause to be deposited with the Paying Agent the funds necessary to make the payments contemplated by
Section 3.01(a) (the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investment shall be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million.

    (b) The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Acquisition and the Company. Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as general creditors thereof with respect to the Per Share Amount payable upon due surrender of their Certificates, without interest thereon. Notwithstanding anything to the contrary in this Section 3.04, none of the Paying Agent, Acquisition or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

    (c) Promptly (but in any event no later than five business days) after the Effective Time, the Paying Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented Shares, other than holders of certificates formerly representing Shares which shall become entitled to receive Retained Shares pursuant to
Section 3.01(b) hereof and certificates representing Dissenting Shares (such certificates, other than those representing Shares to be converted into the right to receive Retained Shares pursuant to Section 3.01(b) hereof and Dissenting Shares are collectively referred to herein as the "Certificates"), a form of letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrendering to the Paying Agent of such Certificates for exchange into the Per Share Amount. Upon surrender of a Certificate to the Paying Agent together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount payable in respect of each Share represented thereby and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the Per Share Amount deliverable in respect thereof as determined in accordance with this
Article III. When authorizing such payment of the Per Share Amount in exchange therefor, the person to whom the Per Share Amount is paid shall, if requested by the Surviving Corporation, give the Surviving Corporation a bond in such reasonable sum as it may direct or to otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made with respect to the Certificate alleged to have been lost, stolen or destroyed.

    (f) If so specified in the Offer Documents, Acquisition, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Acquisition, the Company, the Surviving Corporation and the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Acquisition, the Company, the Surviving Corporation or the Paying Agent, the withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as otherwise disclosed in the SEC Reports (as defined) or as set forth in the disclosure schedule delivered to Acquisition on the date hereof (the "Disclosure Schedule"), the Company represents and warrants to Acquisition as follows:

    Section 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as hereinafter defined). The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect and would not impair the ability of the Company to perform its obligations hereunder in any material respect. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any fact, event, change or effect having, or which could reasonably be expected to have, a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that facts, events, changes or effects that are applicable to or arise on account of
(i) any changes in economic, regulatory or political conditions generally,
(ii) this Agreement or the transactions contemplated hereby, (iii) the industry of the Company generally or (iv) the effect of the public announcement of the transactions contemplated hereby, shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur. Section 4.01 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and percentages of outstanding capital stock owned, directly or indirectly, by the Company, with respect to each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock. Except as disclosed in Section 4.01 of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of any liens, pledges, security interests, claims, preemptive rights or other encumbrances (collectively, "Liens").

    Section 4.02 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 201,000,000 Shares of which, as of the date hereof, 10,322,280 Shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares are issued and outstanding. As of the date hereof, 660,168 Shares are subject to outstanding Options, and no Shares were subject to issuance pursuant to the Company's 401(k) savings plans. All of the outstanding Shares have been validly issued, fully paid and nonassessable. Except as set forth above or pursuant to the exercise of outstanding Options and except for Rights under the Rights Agreement, there are outstanding (i) no shares of capital stock of the Company,
(ii) no securities of the Company convertible into or exchangeable for shares of capital stock of the Company and (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Following the Merger, none of the Company or any of its subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company or any of its subsidiaries pursuant to any employee benefit plan or otherwise.

    Section 4.03 AUTHORIZATION. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to any required vote of the stockholders of the Company as described in Sections 2.08 and 2.09 hereof, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the then outstanding Shares, if so required). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquisition, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    Section 4.04 NON-CONTRAVENTION. Except for (a) filings, if required, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) filings required in connection with or in compliance with the Securities Act (as defined), the Exchange Act and the DGCL, (c) applicable requirements under corporation or "blue sky" laws of various states,
(d) matters specifically described in this Agreement and (e) the matters described in Section 4.04 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall (i) violate any provision of the certificate of incorporation or by-laws of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any property or asset of the Company or any of its subsidiaries under, any provision of any material note, bond, indenture, mortgage, lease, contract, agreement, instrument, license or other obligation to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets may be bound, (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its subsidiaries or any of their properties or assets, or
(iv) require any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (each, a "Governmental Authority"), except in the case of the foregoing clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have a Material Adverse Effect.

    Section 4.05 COMPLIANCE WITH APPLICABLE LAWS. The Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority, and neither the Company nor any of its subsidiaries has received notification of any asserted present or past failure to so comply, except where such failure to be in compliance would not have a Material Adverse Effect. No investigation, review, inquiry or proceeding by any Governmental Authority with respect to the Company or its subsidiaries is, to the knowledge of the Company, pending or threatened, except those, the outcome of which would not have a Material Adverse Effect. The Company and its material subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Authorities which are necessary for the operation of their respective businesses (the "Permits"), except where the failure to hold any such Permits would not have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Permits, except where such failure to be in compliance would not have a Material Adverse Effect.

    Section 4.06 SEC REPORTS. The Company has filed all forms, reports and documents with the SEC since January 1, 1998 required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (collectively, the "SEC Reports"). As of their respective filing dates, none of the SEC Reports or the amendments thereto contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise stated in such financial statements) and present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and their consolidated results of their operations and cash flows for the respective periods or as of the respective dates set forth therein (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    Section 4.07  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 4.07 of the Disclosure Schedule or as set forth or otherwise reflected in the SEC Reports or as contemplated by this Agreement, since December 31, 1999, neither the Company nor any of its subsidiaries has (a) taken any of the actions set forth in Section 6.01, (b) suffered any Material Adverse Effect or
(c) entered into any transaction, or conducted its business or operations, other than in the ordinary course of business consistent with past practice.

    Section 4.08 LITIGATION. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, by or before any court or Governmental Authority that would have, or could reasonably be expected to have, a Material Adverse Effect.

    Section 4.09 COMPANY INFORMATION. None of the information supplied or to be supplied by the Company, or any of its officers, directors, employees, representatives or agents, for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, shall, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Schedule 14D-9 and the Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been supplied by Acquisition or its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents.

    Section 4.10 BROKERS AND FINDERS. No broker, finder or investment banker (other than Edward L. Thomas and Robert P. Frisch (or any entity controlled by them) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a true and correct copy of whose engagement agreement has been provided to Acquisition) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 4.11 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Special Committee, to the effect that, as of the date of such opinion, the Per Share Amount to be received in the Offer and the Merger is fair to the holders of Shares (other than Acquisition, the Participants or their affiliates) from a financial point of view.

    Section 4.12 TAKEOVER STATUTES. The Board (acting upon the unanimous recommendation of the Special Committee) has unanimously approved the terms of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby, and such approval constitutes approval of this Agreement and the transactions contemplated hereby by the Board under
Section 203 of the DGCL and represents all the action necessary to ensure that such Section 203 does not apply to Acquisition or the Participants in connection with the Offer, the Merger and the other transactions contemplated hereby.

    Section 4.13 RIGHTS AGREEMENT. The Company has taken all actions necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                 OF ACQUISITION

    Acquisition represents and warrants to the Company as follows:

    Section 5.01 ORGANIZATION. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not impair the ability of Acquisition to perform its obligations hereunder in any material respect.

    Section 5.02 CAPITALIZATION. The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $0.01 per share, and 200,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, 100 shares of common stock are issued and outstanding. All the issued and outstanding shares of capital stock of Acquisition are validly issued, fully paid and nonassessable and free of preemptive rights.

    Section 5.03 AUTHORIZATION. Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquisition and by the stockholders of Acquisition and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquisition and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Acquisition enforceable against Acquisition in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditor's rights and remedies generally.

    Section 5.04 PROXY STATEMENT; SCHEDULE 14D-9; SCHEDULE TO. None of the information supplied or to be supplied by Acquisition, or any of its officers, directors, employees, representatives or agents, for inclusion or incorporation by reference in the Proxy Statement, the Schedule 14D-9 or the Offer Documents, including any amendments or supplements thereto, will, at the respective times that the Proxy Statement, the Schedule 14D-9 and the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement or the Schedule TO, at the date first mailed to the Company's stockholders or at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule TO shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 5.05 FINANCING. Acquisition has received and furnished to the Company true and complete copies of (i) the senior secured credit facility commitment letter and fee letter, each dated January 28, 2000, among Canadian Imperial Bank of Commerce, CIBC World Markets Corp., First Union National Bank, First Union Securities, Inc., Acquisition and the Company, (ii) the senior subordinated increasing note bridge facility commitment letter, fee letter and indemnity letter, each dated January 28, 2000, among CIBC World Markets Corp., First Union Investors, Inc., Acquisition and the Company, (iii) the engagement letter, dated January 28, 2000, among CIBC World Markets Corp., First Union Securities, Inc., Acquisition and the Company, (iv) the senior preferred stock commitment letter and indemnity letter, each dated January 28, 2000, among Caravelle Investment Fund, L.L.C., CIBC WMC Inc., Albion Alliance Mezzanine Fund, L.P., Albion Alliance Mezzanine Fund II, L.P., Acquisition and the Company, and (v) the financial advisory engagement letter, dated January 28, 2000, among CIBC World Markets Corp., Acquisition and the Company (collectively, the "Commitment Letters"), relating to the financing (the "Financing") of the Offer and the Merger. The Commitment Letters provide, subject to the terms and conditions set forth therein, for financing in an amount sufficient to purchase and pay for the Shares tendered in the Offer, pay the Per Share Amount and to pay all fees and expenses in connection with the Offer, Merger and the transactions contemplated hereby. Each of the Commitment Letters is in full force and effect and, since their respective dates, none of the Commitment Letters has been withdrawn, amended or terminated in any manner adverse to the Company. Acquisition has taken all actions required to cause the Commitment Letters to be effective, and each of the Commitment Letters is a valid and binding commitment of Acquisition. As of the date hereof, Acquisition is not aware of any fact, circumstances or condition that is reasonably likely to result in any of the conditions set forth in the Commitment Letters not being satisfied.

    Section 5.06 NO PRIOR ACTIVITIES. Except for the obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the financing of the transactions contemplated hereby, Acquisition has not incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

    Section 5.07 BROKERS AND FINDERS. No broker, finder or investment banker (other than CIBC World Markets Corp. and First Union Investors, Inc., a true and correct copy of whose engagement agreement has been provided to the Company), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by and on behalf of Acquisition.

    Section 5.08 GOVERNMENTAL APPROVALS. Other than the HSR Act, the Securities Act and the Exchange Act, no notices, reports or other filings are required to be made by Acquisition with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Acquisition or from, any Governmental Authority in connection with the execution and delivery of this Agreement by

Acquisition and the consummation by Acquisition of the transactions contemplated hereby, the failure to make or obtain any or all of which would prevent, materially hinder or materially burden the transactions contemplated hereby.

    Section 5.09  NON-CONTRAVENTION.  Except for the matters set forth in
Section 5.08, neither the execution, delivery and performance of this Agreement by Acquisition nor the consummation by Acquisition of the transactions contemplated hereby shall (i) violate any provision of the certificate of incorporation or by-laws of Acquisition, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any property or asset of Acquisition under, any provisions of any material note, bond, mortgage, lease, contract, agreement, instrument, license or other obligation to which Acquisition or its properties or assets may be bound, (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Acquisition or any of its properties or assets or (iv) require any filing or registration with, notification to, or authorization, consent or approval from, any Governmental Authority, except in the cases of clauses (ii), (iii) or
(iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure or which to obtain would not impair the ability of Acquisition to perform its obligations hereunder in any material respect.

    Section 5.10 CALCULATION OF EBITDA. Section 5.10 of the Disclosure Schedule sets forth a true and correct calculation of the Company's consolidated EBITDA (as defined in the Commitment Letters) for the year ended December 31, 1999 (after giving effect to the sale of the Company's rail car division). As of December 31, 1999, the condition set forth in the Commitment Letters relating to the Company's consolidated EBITDA being equal to or exceeding $87.5 million was satisfied.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.01 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement during the period from the date hereof to the Effective Time, the Company and its subsidiaries will each conduct their respective operations in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or in the Disclosure Schedule, prior to the Effective Time, none of the Company (acting through the Special Committee) or any of its subsidiaries will, directly or indirectly, without the prior written consent of Acquisition:

        (a) amend its certificate of incorporation, by-laws (or similar documents) or amend the Rights Agreement or redeem the rights issued thereunder;

        (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any other securities, other than pursuant to any employee benefit plan, option plan or agreement as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

        (d) except in the ordinary course of business, (i) incur or assume any indebtedness for borrowed money; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company; or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company);

        (e) except in the ordinary course of business, enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options or performance units);

        (f) except in the ordinary course of business and except pursuant to any agreements or arrangements in effect on the date hereof, acquire, sell, lease or dispose of any material amount of assets;

        (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) enter into any contract or agreement other than in the ordinary course of business; (iii) authorize any expenditures not contemplated by the Company's business plan provided to Acquisition prior to the date hereof which individually is in excess of $1,000,000 or in the aggregate are in excess of $5,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.01(i);

        (h) except in the ordinary course of business, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries; or

        (i) take, or agree to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or as of a future date.

    Section 6.02 NO SOLICITATION. The Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or subsidiaries' officers, directors, employees or agents to, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquisition or any of its affiliates or representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its subsidiaries (an "Acquisition Proposal"). Upon the execution of this Agreement, the Company shall immediately cease any discussions or negotiations with any person, entity or group (other than Acquisition or any of its affiliates or representatives) in connection with an Acquisition Proposal that are continuing as of the date hereof and shall seek to have returned to the Company any confidential information provided in any such discussions or negotiations. Notwithstanding the foregoing, if the Company or the Special Committee receives a bona fide unsolicited, written Acquisition Proposal after the date hereof from any person or entity at a price per Share which the Special Committee reasonably concludes, based on the advice of its financial advisor or special counsel, is in excess of the Per Share Amount, and if the Special Committee reasonably concludes, based upon the advice of its financial advisor and outside legal counsel, that the person or entity delivering such Acquisition Proposal is reasonably capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of receipt of required antitrust and other regulatory approvals and the identity and background of such person), then the Company or the Special Committee may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning the Company's business, properties or assets to such person or entity pursuant to an appropriate confidentiality agreement and the Company or the Special Committee may participate in and engage in discussions and negotiations with such person or entity regarding such Acquisition Proposal if the Special Committee concludes, based upon the advice of its outside legal counsel, that it is required to take such actions in order to comply with its fiduciary duties under applicable law. In the event that, after the Company has received an unsolicited written Acquisition Proposal (without breaching its obligations under the foregoing sentence) prior to the consummation of the Offer, the Special Committee determines, in good faith and based upon the advice of its financial advisor and legal counsel, that it is required to take such action in order to comply with its fiduciary duties under applicable law, the Special Committee may do any or all of the following: (x) withdraw or modify the Board's approval or recommendation of this Agreement, the Offer or the Merger, and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or otherwise make disclosure to them, (y) approve or recommend an Acquisition Proposal and (z) terminate this Agreement, PROVIDED, HOWEVER, that (A) prior to taking any of the foregoing actions, the Company shall have paid Acquisition the amounts payable pursuant to
Section 8.03 hereof and (B) prior to taking the action described in clause (z) above, the Special Committee shall have given Acquisition at least two business days' notice (which shall be in writing) that the Special Committee intends to terminate this Agreement and provided Acquisition with a reasonable opportunity to respond to any such Acquisition Proposal.

    Section 6.03 ACCESS TO INFORMATION. (a) Between the date hereof and the Effective Time and subject to applicable law, the Company will give Acquisition and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Acquisition to make such inspections as Acquisition may require and will cause the Company's officers and those of its subsidiaries to furnish Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Acquisition may from time to time reasonably request.

    (b) Acquisition will hold, and will cause its consultants and advisors to hold, in confidence, unless compelled to disclose by judicial or administrative process, after notice to and consultation with the Company or by other requirements of law after notice to and consultation with the Company, all documents and information concerning the Company and any of its subsidiaries furnished to Acquisition in connection with the transactions contemplated hereby (except to the extent that such information can be shown to have been (i) previously known by Acquisition or its affiliates on a non-confidential basis, (ii) in the public domain through no fault of Acquisition, or
(iii) later acquired by Acquisition from other sources which it did not reasonably believe to be subject to confidentiality obligations) and will not release or disclose such information to any other person, except that Acquisition may release or disclose such information to its auditors, attorneys, financial and other advisors and other consultants and to such persons with whom contacts are made or discussions are held concerning this Agreement or the transactions contemplated hereby (it being understood that such persons shall be informed by Acquisition of the confidential nature of such information and shall be directed to treat such information confidentially). If the transactions contemplated hereby are not consummated, such confidentiality shall be maintained except under the circumstances described under (i), (ii) or (iii) of this Section 6.03(b).

    Section 6.04 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable the transactions contemplated hereby including, without limitation, cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Schedule TO, the Proxy Statement and any amendments thereto and the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action as may be reasonably requested by the other party.

    Section 6.05 CONSENTS. Each of the parties hereto shall use its reasonable best efforts to obtain any consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated hereby.

    Section 6.06 PUBLIC ANNOUNCEMENTS. Acquisition and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with or rules applicable to the Nasdaq Stock Market.

    Section 6.07 INDEMNIFICATION AND INSURANCE. (a) Acquisition agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries as provided in the Company's Restated Certificate of Incorporation or By-Laws or pursuant to other agreements, or the certificate of incorporation, by-laws or similar documents of any of the Company's subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the date hereof. Acquisition shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company and its subsidiaries; provided that Acquisition may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous with respect to matters occurring prior to the Effective Time to the extent available.

    (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate in good faith and use their reasonable best efforts to defend vigorously against and respond thereto.

    (c) This Section 6.07, which shall survive any termination of this Agreement pursuant to Section 8.01 and the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit the Company, the Surviving Corporation, and any person or entity indemnified hereunder (whether or not parties to this Agreement).

    (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.07.

    Section 6.08 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Acquisition, and Acquisition shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 6.09 MATTERS RELATING TO THE COMMITMENT LETTERS. (a) Acquisition shall be primarily responsible for any negotiations with respect to any definitive agreements regarding the Financing (the "Definitive Financing Agreements"); PROVIDED, HOWEVER, that (i) the Company shall have received prior notice of, and shall be kept reasonably informed of the ongoing status of, any such negotiations, (ii) the Company shall take all such actions as are reasonably requested by Acquisition in connection with any such negotiations, and (iii) Acquisition shall conduct any such negotiations reasonably and in good faith. Acquisition shall use its commercially reasonable efforts to close the Financing on terms consistent with those set forth in the Commitment Letters and to execute and deliver the Definitive Financing Agreements on or before the expiration of the Offer. Acquisition shall use its commercially reasonable efforts to satisfy on or before the expiration of the Offer all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder.

    (b) Following receipt by either the Company or any of its affiliates, on the one hand, or Acquisition or any of its affiliates, on the other hand, of any written or oral communications to the effect that any financing source under any of the Commitment Letters is contemplating not providing the Financing or is terminating or canceling or modifying in any material respect any of the Commitment Letters, or that the Financing is unlikely to be obtained, the Company or Acquisition, as the case may be, shall immediately communicate such event to the other party and provide such other party with a true and complete copy of any of such written communication.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) this Agreement shall have been approved and adopted by the requisite vote of the Company's stockholders, if required by the Company's organizational documents and the DGCL;

        (b) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger; PROVIDED, HOWEVER, that the parties hereto shall use their reasonable best efforts to have any such order, decree or injunction vacated;

        (c) any waiting period applicable to the Offer or the Merger under the HSR Act shall have terminated or expired; and

        (d) the Company and Acquisition shall have accepted for payment and paid for all shares validly tendered pursuant to the Offer and not withdrawn; PROVIDED, HOWEVER, that neither the Company nor Acquisition shall be entitled to invoke this condition, if it shall have been the cause of the failure to purchase shares so tendered and not withdrawn in violation of the of the terms hereof or the Offer.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

    Section 8.01 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the approval thereof by the Company's stockholders:

        (a) By mutual written consent of the Company (acting through the Special Committee) and Acquisition.

        (b) By either the Company (acting through the Special Committee), on the one hand, or Acquisition, on the other hand:

           (i) if Shares shall not have been purchased pursuant to the Offer on or prior to April 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to purchase Shares pursuant to the Offer on or prior to such date; or

           (ii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling shall have become final and nonappealable.

        (c) By the Company (acting through the Special Committee) prior to the purchase of Shares pursuant to the Offer, as provided in Section 6.02 hereof; PROVIDED that in order for the termination of this Agreement pursuant to this Section 8.01(c) to be deemed effective, the Company shall have complied with all provisions of Section 6.02 hereof, including the notice provisions therein, and with the applicable requirements of
    Section 8.03 hereof.

        (d) By the Company (acting through the Special Committee):

           (i) in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder, provided that the failure of the Company to fulfill any obligation under this Agreement has not been the cause of, or resulted in, the failure to purchase Shares pursuant to the Offer; or

           (ii) if there shall have been a breach or failure to perform on the part of Acquisition of any of its representations, warranties, covenants or agreements contained herein, except where such breach or failure to perform does not impair the ability of Acquisition to consummate the Offer or the Merger in any material respect or where such breach or failure to perform has been cured prior to March 1, 2000 (or such later date upon which the Offer shall expire).

        (e) By Acquisition:

           (i) if the Special Committee (A) shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Offer or the Merger or shall have resolved to do any of the foregoing, (B) shall have recommended or resolved to recommend to the Company's stockholders an Acquisition Proposal, or (C) shall have terminated this Agreement as provided in Section 6.02 hereof;

           (ii) if the Company shall have breached any of its obligations under
       Section 6.02 hereof;

           (iii) in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder, provided that the failure of Acquisition to fulfill any obligation hereunder has not been the cause of, or resulted in the failure to purchase Shares pursuant to the Offer; or

           (iv) if there shall have been a breach or failure to perform on the part of the Company of any of its representations, warranties, covenants or agreements contained herein, except where such breach or failure to perform does not have a Material Adverse Effect or where such breach or failure to perform has been cured prior to March 1, 2000 (or such later date upon which the Offer shall expire).

    Section 8.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders, other than the provisions of this Section 8.02 and Sections 6.03(b), 6.07 and 8.03 and
Article IX. Nothing contained in this Section 8.02 shall relieve any party from liability for any willful breach of this Agreement.

    Section 8.03 FEES AND EXPENSES. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with the Agreement, shall be paid by the party incurring such cost or expense; PROVIDED, HOWEVER, that all costs and expenses related to the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be borne by the Company.

    (b) Upon a termination of this Agreement by the Company pursuant to
Section 8.01(c) or by Acquisition pursuant to Section 8.01(e)(i),
8.01(e)(ii) or 8.01(e)(iv), the Company shall pay to Acquisition (by wire transfer of immediately available funds), within two business days following such termination, documented out-of-pocket fees and expenses up to $11,000,000 actually incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses in connection with the Commitment Letters and the Financing), it being understood that such payments shall be in lieu of any and all payments which the Company may be required to make under the Commitment Letters. In addition, the Company shall pay to Acquisition (by wire transfer of immediately available funds) the fees and expenses set forth in the immediately preceding sentence if this Agreement is terminated (i) by the Company pursuant to Section 8.01(b)(i) or 8.01(d)(i) if the Offer expires or is terminated without any Shares being purchased thereunder solely as a result of the Minimum Condition failing to be satisfied by the expiration date of the Offer as it may have been extended or
(ii) by Acquisition pursuant to Section 8.01(b)(i) or 8.01(e)(iii) if the Offer expires or is terminated without any Shares being purchased thereunder solely as a result of the Minimum Condition failing to be satisfied by the expiration date of the Offer as it may have been extended, and within 180 days after such a termination, the Company enters into a definitive agreement with respect to, and thereafter consummates, an Acquisition Proposal.

    (c) Upon a termination of this Agreement by the Company pursuant to
Section 8.01(b)(i) or 8.01(d)(i) or by Acquisition pursuant to
Section 8.01(b)(i) (in each case other than as a result of a failure to satisfy the condition set forth in paragraph (b) of Annex A (which shall be governed by Section 8.03(d)) and other than under the circumstances set forth in Sections 8.03(b) and 8.03(d)), the Company shall pay to Acquisition (by wire transfer of immediately available funds), within two business days following such termination, documented out-of-pocket fees and expenses up to $8,000,000 actually incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses in connection with the Commitment Letters and the Financing), it being understood that such payments shall be in lieu of any and all payments which the Company may be required to make under the Commitment Letters.

    (d) Upon a termination of this Agreement by the Company pursuant to
Section 8.01(b)(ii), by Acquisition pursuant to Section 8.01(b)(ii) or by Acquisition as a result of a failure of the condition set forth in paragraph (b) or (e) of Annex A to have been satisfied, the Company shall pay to Acquisition (by wire transfer of immediately available funds), within two business days following such termination, documented out-of-pocket fees and expenses up to $4,000,000 actually incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses in connection with the Commitment Letters and the Financing, but excluding commitment fees and financial advisory fees under the Commitment Letters), it being understood that such payments shall be in lieu of any and all payments which the Company may be required to make under the Commitment Letters.

    (e) Notwithstanding anything else in this Section 8.03 to the contrary, the Company shall not be required to make any payment pursuant to this Section 8.03 if (i) immediately prior to the termination of this Agreement, Acquisition was in material breach of its obligations under this Agreement or (ii) the termination is the result of a breach of the terms of the Financing by the financing sources thereunder. Acquisition hereby covenants and agrees that no amounts payable purusant to this Section 8.03 shall be paid to any person that is a director or officer of the Company or Acquisition as of the date hereof.

    Section 8.04 AMENDMENT. Subject to Section 1.03(c), this Agreement and the Plan of Merger may be amended by action taken by the Company and Acquisition at any time before or after adoption of the Merger by the Company's stockholders but, after any such approval, no amendment shall be made which decreases the Per Share Amount or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

    Section 8.05 EXTENSION; WAIVER. Subject to Section 1.03(c), at any time prior to the Effective Time, either the Company (acting through the Special Committee), on the one hand, or Acquisition, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

    Section 9.02 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, PROVIDED that Acquisition may assign its rights and obligations to purchase Shares pursuant to the Offer to any subsidiary of Acquisition, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

    Section 9.03 VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

    Section 9.04 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

    if to Acquisition:

       Transportation Acquisition I Corp.
       980 North Michigan Avenue
       Chicago, Illinois 60611
       Attention: Thomas M. Begel

    with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Four Times Square
       New York, New York 10036
       Attention: Joseph A. Coco, Esq.

    if to the Company:

       Transportation Technologies Industries, Inc.
       980 North Michigan Avenue
       Chicago, Illinois 60611
       Attention: Special Committee

    with a copy to:

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Dennis Hersch, Esq.

or to such other address as the person to whom notice is given may have previously, furnished to the others in writing in the manner set forth above.

    Section 9.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 9.06 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    Section 9.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Sections 6.07(d) and 9.02(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 9.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 9.09 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          TRANSPORTATION TECHNOLOGIES
                                          INDUSTRIES, INC.

                                          By: /s/ Andrew M. Weller
                                              ------------------------------
                                             Name: Andrew M. Weller
                                             Title: President and Chief
                                          Operating Officer

                                          TRANSPORTATION ACQUISITION I CORP.

                                          By: /s/ Kenneth M. Tallering
                                              ------------------------------
                                             Name: Kenneth M. Tallering
                                             Title: Vice President

                                                                         ANNEX A

                       CONDITIONS TO THE PURCHASER OFFER

    Notwithstanding any other provision of the Purchaser Offer, but subject to the provisions of the Agreement to which this Annex A is attached (terms used herein and not otherwise defined having the meanings ascribed to such terms in such Agreement), Acquisition shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including
Rule 14e-1(c) promulgated under the Exchange Act, pay for, and, subject to any applicable rules and regulations of the SEC, may delay the acceptance for payment of, or the payment of, any tendered Shares, if (i) any applicable waiting period under the HSR Act has not expired or been terminated,
(ii) Acquisition and the Company shall not have obtained the proceeds of financing on terms satisfactory to Acquisition to enable the purchase of Shares pursuant to the Offer, to pay the Per Share Amount in the Merger and to pay fees and expenses of the Offer and the Merger, (iii) there are validly tendered and not withdrawn prior to the expiration of the Offer a fewer number of Shares than that number of Shares which, when added to the Shares beneficially owned by Acquisition on the date Shares are accepted for payment, represents at least a majority of the Shares outstanding on a fully-diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares, whether or not exercised or converted at the time of determination) on the date Shares are accepted for payment (the "Minimum Condition"), (iv) the Debt Tender shall not have been consummated or (v) at any time on or after the date of the Agreement, and at or before the time of acceptance for payment of Shares, any of the following events shall occur:

        (a) any Material Adverse Effect shall have occurred; or

        (b) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market which lasts for three consecutive trading days, (2) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States that regularly participate in the U.S. market in loans to large corporations (whether or not mandatory), (3) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States that has a material adverse effect on financial markets in the United States, (4) any material limitation (whether or not mandatory) by any governmental authority on, the extension of credit by banks or other lending institutions in the United States that regularly participate in the U.S. market in loans to large corporations, (5) from the date of the Agreement through the date of termination or expiration of the Offer a decline of at least 25 percent in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index or (6) in the case of situations described in clause (3) or (4) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (c) any person, entity or group, other than Acquisition or the Company, any of its affiliates, or any group of which any of them is a member, shall have (i) acquired beneficial ownership of 20 percent or more of the Shares, whether through acquisition of stock, the formation of an entity or group, the grant of an option or a right, or otherwise (other than for bona fide arbitrage purposes), or (ii) entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company;

        (d) the representations and warranties of the Company set forth in the Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall not be true and accurate in all material respects, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall not be true and accurate in all respects, in each case as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it; PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured prior to March 1, 2000 (or such later date upon which the Offer shall expire).

        (e) there shall have been any action or position taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced by any Governmental Authority, which could reasonably be expected to (1) make the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibited, or materially restrict or delay consummation of the Offer, (2) impose limitations on the ability of Acquisition to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by it on all matters properly presented to the stockholders of the Company, or (3) prohibit or impose any material limitation on Acquisition's ownership or operation of all or a material portion of the assets or business of the Company or any of its respective subsidiaries or affiliates; or

        (f) the Company or Acquisition shall have failed to receive any or all governmental or third party consents and approvals to consummate the Offer which, if not received, would have a Material Adverse Effect;

        (g) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or modified in any material respect its recommendation of the Offer or shall have resolved to do so; or

        (h) the Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Acquisition, in such case and regardless of the circumstances (including any action or inaction by Acquisition) giving rise to any such condition makes it inadvisable to proceed with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstance giving rise to such condition and may be waived by Acquisition, in whole or in part at any time and from time to time, in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX B

                        CONDITIONS TO THE COMPANY OFFER

    Notwithstanding any other provision of the Company Offer, but subject to the provisions of the Agreement to which this Annex B is attached (terms used herein and not otherwise defined having the meanings ascribed to such terms in such Agreement), the Company shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and, subject to any applicable rules and regulations of the SEC, may delay the acceptance for payment of, or the payment of, any tendered Shares, if (i) any applicable waiting period under the HSR Act has not expired or been terminated, (ii) Acquisition and the Company shall not have obtained the proceeds of financing on terms satisfactory to enable the purchase of Shares pursuant to the Offer and pay fees and expenses of the Offer and the Merger, (iii) there are validly tendered and not withdrawn prior to the expiration of the Offer a fewer number of Shares than such number that satisfies the Minimum Condition, (iv) the Debt Tender shall not have been consummated or (v) at any time on or afer the date of the Agreement, and at or before the time of acceptance for payment of Shares, any of the following events shall occur:

        (a) the representations and warranties of Acquisition set forth in the Agreement which are not qualified by "materiality" or "material" shall not be true and accurate in all material respects, and the representations and warranties that are qualified by "materiality" or "material" shall not be true and accurate in all respects, in each case as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or Acquisition shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured prior to March 1, 2000 (or such later date upon which the Offer shall expire);

        (b) there shall have been any action or position taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or any other action or position shall have been taken, proposed or threatened by any Governmental Authority which could reasonably be expected to make the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibited, or materially restrict or delay consummation of the Offer;

        (c) the Company or Acquisition shall have failed to receive any or all governmental or third party consents and approvals to consummate the Offer which, if not received, would have a Material Adverse Effect;

        (d) the Agreement shall have terminated in accordance with its terms; or

        (e) the Purchaser Offer shall not have been consummated at the same time as the Company Offer;

which, in the reasonable judgment of the Company, in such case and regardless of the circumstances (including any action or inaction by he Company) giving rise to such condition makes it inadvisable to proceed with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstance giving rise to such condition and may be waived by the Company, in whole or in part at any time and from time to time, in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX C

                     DEBT TENDER OFFER TERMS AND CONDITIONS

Securities Subject to Offers           11.75% Senior Subordinated Notes due 2005

                                       11.75% Series C Senior Subordinated Notes due 2005

Total Consideration for the Offer and  The total consideration (the "Total Consideration") for each
  the Solicitation                     $1,000 principal amount of the Notes tendered pursuant to
                                       the Offer will equal the present value on the payment date of $1,058.75 (the amount payable on August 15, 2000, the
                                       first date on which the Notes are redeemable (the "Earliest
                                       Redemption Date")) and all remaining interest payments
                                       payable up to and including the Earliest Redemption Date on the second business day before the scheduled expiration
                                       date, plus 50 basis points. The Total Consideration is
                                       comprised of the Tender Offer Consideration and the Consent
                                       Payment.

Tender Offer Consideration:            Total Consideration minus the Consent Payment.

Consent Payment:                       A Consent Payment in cash equal to $25.00 per $1,000
                                       principal amount of Notes for which consents have been
                                       validly delivered.

Conditions to the Offers               The Offers shall be conditioned upon:

                                       (i) the execution by the trustee of supplemental indentures implementing the proposed amendments to the indentures
                                       following receipt of the requisite consents to the proposed amendments from not less than a majority in aggregate
                                       principal amount of the outstanding Notes of each series,

                                       (ii) there having been validly tendered (and not withdrawn)
                                       prior to the expiration date not less than a majority in
                                       aggregate principal amount of the notes of each series
                                       outstanding,

                                       (iii) the consummation of the Offer (as defined in the
                                       Merger Agreement),

                                       (iv) receipt by the Company of the proceeds of financing in an amount sufficient to pay for the debt tender offers and the consent payment on terms acceptable to the Company, and

                                       (v) there shall not have been any action or position taken, or any statute, rule, regulation, judgment, order or
                                       injunction promulgated, enacted, entered, enforced or any
                                       other action or position taken by any Governmental Authority which could reasonably be expected (in the sole judgment of
                                       Acquisition) to make the acceptance for payment of, or the payment for, some or all of the Notes or the consummation of the consent solicitations, illegal or otherwise prohibited, or materially restrict or delay consummation of the debt
                                       tender offers and consent solicitations.

                                       (vi) there shall not have occurred or be likely to occur any event affecting the business or financial affairs of the
                                       Company that, in the sole judgment of Acquisition, would or might prohibit, prevent, restrict or delay consummation of the debt tender offers or the consent solicitations in any material respect;

                                       (vii) the trustee under either of the Indentures shall not have objected in any respect to or taken action that could reasonably be expected, in the sole judgment of Acquisition, to adversely affect in any material respect the consummation of the debt tender offers or consent solicitations or the
                                       Company's ability to effect any of the proposed amendments to the Indentures or shall have taken any action that
                                       challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents (including
                                       the form thereof) or in the making of the debt tender offers or consent solicitations or the acceptance of, or payment
                                       for, the Notes or the consents; or

                                       (viii) there shall not have occurred and be continuing (1)
                                       any general suspension of trading in, or limitation on
                                       prices for, securities on the New York Stock Exchange, the
                                       American Stock Exchange or the Nasdaq Stock Market which
                                       lasts for three consecutive trading days, (2) a declaration of a banking moratorium or any general suspension of
                                       payments in respect of banks in the United States that
                                       regularly participate in the U.S. market in loans to large corporations (whether or not mandatory), (3) a commencement of a war, armed hostilities or other national or
                                       international crisis directly or indirectly involving the
                                       United States that has a material adverse effect on
                                       financial markets in the United States, (4) any material
                                       limitation (whether or not mandatory) by any governmental
                                       authority on, the extension of credit by banks or other
                                       lending institutions in the United States that regularly
                                       participate in the U.S. market in loans to large
                                       corporations, (5) from the date of the Agreement through the date of termination or expiration of the Offer a decline of at least 25 percent in either the Dow Jones Average of
                                       Industrial Stocks or the Standard & Poor's 500 index or (6)
                                       in the case of situations described in clause (3) or (4)
                                       existing at the time of the commencement of the Offer, a
                                       material acceleration or worsening thereof.